Exhibit 99.1

InsWeb Reports Third Quarter Results

SACRAMENTO, Calif., October 20, 2005 – InsWeb Corp. (Nasdaq: INSW) today announced results for the third quarter ended September 30, 2005.  Revenues for the third quarter increased to $6.9 million, compared to $3.4 million in the third quarter of 2004, and $6.6 million in the second quarter of 2005, which included a one-time adjustment of $286,000 arising from completing the revenue recognition transition of the term life agency to a commission-based revenue model. InsWeb’s net loss for the third quarter was $1.4 million, or $0.34 per share.  This compares to a net loss in the third quarter of 2004 of $2.2 million, or $0.47 per share, and to a net loss of $1.1 million, or $0.27 per share, in the second quarter of 2005.

“We achieved our fifth consecutive quarter of revenue growth as we experienced strong consumer interest in our auto insurance marketplace, steady performance within our term life offering and continued traction in our agent network program,” said Hussein Enan, chairman and CEO of InsWeb.  “Last month we successfully launched our unique bid-based agent lead generation program, AgentInsider™. Over 800 agents are already registered to receive leads, and insurance companies are expressing keen interest in promoting and sponsoring the program for their captive or independent agents.  With the introduction of AgentInsider and the successful conversion of our term life business into a commission-earning agency, we have broadened our model to more fully capitalize on our position as the most visited online insurance marketplace. While it will take time to fully scale these initiatives, we are working to become the most comprehensive insurance hub for consumers, carriers and agents, and believe the foundation is now in place for attaining continued growth.”

Financial Highlights and Metrics:

Revenues:

	Sept 30, 2005	June 30, 2005	Sept 30, 2004
Transaction fee revenues:
Auto insurance	$5,509,000	$4,888,000	$2,445,000
Term life insurance	1,219,000	1,569,000	711,000
Other insurance offerings	71,000	65,000	72,000
	6,799,000	6,522,000	3,228,000
Development and maintenance fees	99,000	82,000	147,000
Total revenues	$6,898,000	$6,604,000	$3,375,000

As was previously announced and as discussed more fully below, included in the June 30, 2005 quarterly term life insurance revenues was a one-time adjustment of $286,000 arising from completing the revenue recognition transition to a commission-based revenue model.

Direct Marketing
(Consumer Acquisition):

	Sept 30, 2005	June 30, 2005	Sept 30, 2004
Direct marketing costs	$4,365,000	$3,505,000	$1,964,000
Direct marketing as a percent of revenues	63%	53%	58%
Number of consumers	1,584,000	1,320,000	665,000
Marketing cost per consumer	$2.76	$2.66	$2.95
Total revenue per consumer	$4.35	$5.00	$5.08

Definitions:

“Direct marketing costs”	Represents expenses incurred by InsWeb to drive consumer traffic to InsWeb’s online insurance marketplace;

“Number of consumers”	Represents a consumer who has started an InsWeb application;

“Per consumer information”	Represents transaction revenue earned or marketing costs incurred per consumer who has started an application.

Auto Marketplace:

	Sept 30, 2005	June 30, 2005	Sept 30, 2004
Auto insurance revenues	$5,509,000	$4,888,000	$2,445,000
Number of consumers	1,496,000	1,203,000	570,000
Revenue per consumer	$3.68	$4.06	$4.29
Number of lead submitting consumers	235,000	186,000	124,000
Revenue per lead submitting consumer	$23.44	$26.28	$19.72

As anticipated, the auto marketplace is in a period of transition with the launch of InsWeb’s proprietary agent network program (“AgentInsider”).  A significant share of InsWeb’s revenues are derived from the agent network program, and the success of AgentInsider will be dependent on the rate of registration and the degree of participation by local personal lines insurance agents throughout the country.

In September, in an effort to manage this transition and to offer the most comprehensive agent network program available to its online insurance consumers, InsWeb reached a new agreement with the intermediary who has been providing leads to local agents on InsWeb’s behalf. This agreement supplements InsWeb’s AgentInsider offering as this intermediary will continue to provide InsWeb consumer leads to local insurance agents in certain circumstances. During the third quarter of 2005, revenues from this intermediary represented 31% of auto insurance revenues, compared to 33% in the second quarter of 2005, and 7% in the third quarter of 2004.

Term Life Marketplace:

	Sept 30, 2005	June 30, 2005	Sept 30, 2004
Term life insurance revenues	$1,219,000	$1,569,000	$711,000
Number of consumers	62,000	84,000	69,000
Revenue per consumer	$19.66	$18.68	$10.30

Term Life revenues decreased 22%, reflecting the impact in the second quarter of the one-time adjustment of $286,000 arising from completing the transition to a commission-based revenue model. In August 2004, InsWeb launched its Term Life agency in an effort to increase revenue per customer within the InsWeb Term Life marketplace. During the initial implementation of the Term Life agency, the Company recognized commission revenue on a ratable basis over the term of the related policy. Beginning in the second quarter of 2005, the Company began recognizing commission revenue when the policy is sold, net of an estimate for future cancellations based on the Company’s historical cancellation data.

Other Highlights:

•                  InsWeb recently announced the successful launch of AgentInsider, its unique bid-based agent lead generation program, with over 800 agents already registered to receive leads. This program is expected to significantly extend the reach of local agents by providing a cost-effective way to connect them with millions of online consumers shopping for auto and homeowners insurance coverage at the InsWeb marketplace. MetLife Auto & Home is one of the first insurance companies to promote and sponsor the program for its agents;

•                  Cash and short-term investments at September 30, 2005 were $11.6 million;

•                  Accounts receivable at quarter end were $2.7 million, representing 36 days sales outstanding;

•                  Total staff was 119 as of September 30, 2005, compared to 116 as of June 30, 2005.

Subsequent Event

On October 19, 2005, the Compensation Committee of the Board of Directors of InsWeb Corporation approved the acceleration of vesting of all outstanding employee stock options (the “Acceleration”). The Acceleration is effective for employee stock option grants outstanding as of October 19, 2005. Approximately 496,000 options or 33% of the total outstanding options with varying remaining vesting schedules were subject to the Acceleration and became immediately exercisable.

As a result of the Acceleration, the Company expects to reduce its exposure to the effects of Financial Accounting Standards Board (“FASB”) Statement 123R, Share-Based Payment, which will require companies to recognize stock-based compensation expense associated with stock options based on the fair value method. Statement 123R is effective beginning in the first quarter of fiscal year 2006. The Company currently estimates a significant reduction in stock-based compensation expense in 2006 that would have otherwise been associated with the Acceleration.

About InsWeb

InsWeb (Nasdaq: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides live customer service, interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

For further information regarding InsWeb Corporation, please review the Company’s filings the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in particular Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This news release contains forward-looking statements reflecting management’s current forecast of certain aspects of the Company’s future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements regarding: projected future revenues, expenses and financial position; marketing and consumer acquisition; the results of certain strategic initiatives; increased or decreased participation by insurance companies; product and technological implementations; and projected expenditures and growth. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer usage of the internet to shop for and purchase insurance; the willingness and capability of insurance companies or other insurance entities to offer their products or instant quotes on the Company’s website or through the Company’s licensed subsidiaries; changes in the Company’s relationships with existing insurance companies or other customers, including, changes due to consolidation within the insurance industry; changes in the Company’s relationship with strategic and/or marketing partners; the Company’s ability to attract and integrate new insurance companies and strategic partners; implementation of competing Internet strategies by existing and potential insurance Company participants; implementation and consumer acceptance of new product or service offerings, such as policy fulfillment and other agency based services; the outcome of litigation in which the Company is a party; implementation and acceptance of new initiatives; insurance and financial services industry regulation; competition in all aspects of the Company’s business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

“INSWEB” and “AGENTINSIDER” are registered service marks of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

[ Amounts in thousands, except net loss per share ]

[  unaudited  ]

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Transactions	$6,799	$3,228	$18,927	$10,246
Development and maintenance fees	99	147	269	550
Total revenues	6,898	3,375	19,196	10,796

Operating expenses:
Technology	1,332	1,268	4,121	4,188
Sales and marketing	6,064	3,299	16,054	9,967
General and administrative	974	1,112	3,177	3,551
Total operating expenses	8,370	5,679	23,352	17,706
Loss from operations	(1,472)	(2,304)	(4,156)	(6,910)
Interest income	101	80	289	225
Other (expense) income	—	—	—	(30)
Net loss	$(1,371)	$(2,224)	$(3,867)	$(6,715)

Net loss per share – basic and diluted:
Net loss	$(0.34)	$(0.47)	$(0.90)	$(1.43)

Weighted average shares used in computing net loss per share – basic and diluted (1)	4,051	4,716	4,291	4,690

(1)          Shares used in the computation of net loss per share of common stock are based on the weighted average number of shares outstanding in each period.

INSWEB CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

[Amounts in thousands]

[unaudited]

	September 30,	December 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$8,573	$9,334
Short-term investments	3,029	8,145
Total cash and short-term investments	11,602	17,479
Accounts receivable, net	2,710	1,025
Prepaid expenses and other current assets	679	707
Total current assets	14,991	19,211

Property and equipment	562	814
Other assets	378	450
Total assets	$15,931	$20,475

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,522	$1,248
Accrued expenses	3,152	3,456
Deferred revenue	91	56
Total current liabilities	5,765	4,760

Commitments and contingencies

Shareholders’ equity:
Common stock	7	7
Paid-in capital	203,010	202,961
Treasury stock	(6,334)	(4,596)
Accumulated other comprehensive loss	(1)	(8)
Accumulated deficit	(186,516)	(182,649)
Total shareholders’ equity	10,166	15,715
Total liabilities and shareholders’ equity	$15,931	$20,475